EXHIBIT 99


                                  Risk Factors


     You should carefully consider the risks described below before you decide to invest in our company. The risks described below are not the only ones facing us. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline because of any one of these risks, and you may lose all or part of your investment.

                          Risks related to our business

Our business is subject to risks of losses from trading activities.

     Our proprietary trading activities involve the purchase, sale or short sale of securities as principal. We face the risk of changes in the market prices of those securities and the risk of a decrease in the liquidity of markets for those securities, which could limit our ability to resell securities purchased or to repurchase securities sold in principal transactions. Our trading department maintains inventories of equity and debt securities on both a long and short basis. If we have any long positions (i.e., own securities), a downturn in the market could reduce the value of our positions and result in losses. Conversely, if we have short positions (i.e., have sold securities we do not own), an upturn in the market could expose us to unlimited losses as we attempt to cover our short position by acquiring securities in a rising market.

Our business is subject to risks of losses from underwriting activities.

     Our business is subject to risks of losses from underwriting activities. As an underwriter, we commit to purchasing securities from an issuer and assume the risk that we may not be able to resell such securities to our customers. As we increase our underwriting business and serve as manager or co-manager of public offerings of securities, we expect to make increased commitments of our capital for this purpose and thus increase our exposure to this risk. Further, we expect that increased underwriting activity will also increase our commitment of capital for the purpose of making a market in these securities following an offering. The increased concentration of our capital in these securities will increase our exposure to trading risks regarding these securities.

     Under applicable law, as an underwriter we are subject to substantial potential liability for misstatements or omissions of material facts in prospectuses and other communications with respect to such offerings and we may not be able to obtain indemnification from the issuers of these securities for this liability.

Our business is subject to risks of losses from long term and speculative merchant banking investments.

     We make long-term merchant banking investments that are usually speculative and involve a high degree of risk. The long-term nature of these investments also increases our exposure to market risks and restricts the use of our capital for longer periods of time. Since these investments are sometimes illiquid, we may be unable to realize gains or reduce losses during periods of fluctuating values of these investments. A large reduction in the value of one or more of our investments and have a significant impact on our net worth.

Our merchant banking and proprietary trading investments may cause our operating results to fluctuate widely regardless of whether we have liquidated our investments and actually realized gain or loss.

     We must value our merchant banking and proprietary trading investments on a quarterly basis at a price related to the current market prices of such securities. Accordingly, a large fluctuation in the market prices of these securities, regardless of whether we have liquidated them and actually realized gain or loss, can have a significant impact upon our results of operation for that quarter.

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We currently are subject to extensive securities regulation, and our failure to comply could subject us to penalties or sanctions.

     The securities industry in the United States is subject to extensive regulation under both federal and state laws. The SEC, the NASD and other self-regulatory organizations, such as the various stock exchanges and the Municipal Securities Rulemaking Board, and state securities commissions all require strict compliance with their rules and regulations. Our failure to comply with any of these laws, rules or regulations could result in censure, the imposition of a fine, the issuance of a cease-and-desist order or in suspension or expulsion of us or any of our officers or employees, any of which could harm our business.

The NASD has commenced a disciplinary action against Kirlin Securities and two of its current employees, which if determined adversely, could harm our business.

     In July 2002, the NASD notified Kirlin Securities that it had made a preliminary determination to recommend that disciplinary action be brought against Kirlin Securities and three of its current or former employees, including Anthony Kirincic, President of our company and Co-Chief Executive Officer of Kirlin Securities, as a result of the sale of certain fixed income securities to clients of Kirlin Securities from November 1995 to 1998. Certain of these securities were issued in $250,000 denominations. The NASD informed Kirlin Securities that the potential violations of the NASD Conduct Rules and/or federal securities laws relate to the following (all of which activity occurred prior to 1999):

     o sales of unregistered securities stemming from the sale of these securities in smaller denominations;

     o placement of false and misleading advertising relating to these securities;

     o charging of markups on the sale of the securities in excess of NASD policy and securities law;

     o failure to maintain inventory sheets as distributed to certain employees in connection with the sale of the securities; and

     o    failure to  establish  and enforce  supervisory  procedures  to assure
          compliance   with   federal   laws  and  NASD  Rules  to  prevent  the
          aforementioned potential violations.

     In March 2003 the NASD initiated this disciplinary action against Kirlin Securities and two employees seeking the imposition of sanctions, restitution and costs. We cannot predict the outcome of the disciplinary action at this time and we are unable to determine whether this matter will have a material adverse effect on our consolidated financial condition. If the disciplinary action is determined adversely, it could harm our business.

We may have difficulty effectively managing our growth.

     We expect our business to grow in several areas:

     o We expect to expand our retail brokerage operations by both hiring registered representatives and acquiring other broker-dealers.

     o    We  have  been  increasing  our  investment   banking  activities  and
          anticipate engaging in more underwritings and private placements in the future.

     Our current senior management has limited experience managing a rapidly growing enterprise and may not be able to effectively manage our growth.

We depend on David O. Lindner and Anthony J. Kirincic and the loss of either of their services could harm our business.

     We place substantial reliance upon the efforts and abilities of our two key executive officers: David O. Lindner, Chairman and Chief Executive Officer, and Anthony J. Kirincic, President. The loss of the services of either of them could

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have  a  material  adverse  effect  on our  business,  operations,  revenues  or prospects. We do not maintain and we do not intend to obtain key man insurance on the lives of Messrs. Lindner or Kirincic.

We rely very heavily on our clearing broker, and termination of our agreement with our clearing broker could disrupt our business.

     BNY Clearing Services LLC acts as our clearing broker. It processes all securities transactions for our account and for the accounts of our clients. It also provides billing services, extends credit and provides for control and receipt, custody and delivery of securities. We depend upon the operational capacity and ability of BNY Clearing Services LLC for the orderly processing of transactions. In addition, by engaging the processing services of a clearing firm, we are exempt from some capital reserve requirements and other regulatory requirements imposed by federal and state securities laws. Our clearing agreement may be terminated by BNY Clearing Services LLC upon prior written notice. Termination of this agreement could disrupt our business since we would find it necessary to engage another clearing firm.

Our clearing broker extends credit to our clients and we are liable if our clients do not pay.

     We permit our clients to purchase securities on a margin basis or sell securities short, which means that our clearing firm extends credit to the client secured by cash and securities in the clients' account. During periods of volatile markets, the value of the collateral held by our clearing broker could fall below the amount borrowed by the client. If margin requirements are not sufficient to cover losses, our clearing broker sells or buys securities at prevailing market prices, and may incur losses to satisfy client obligations. We have agreed to indemnify our clearing broker for losses it incurs while extending credit to our clients.

A significant percentage of our common stock is held by our directors and executive officers, who can significantly influence all actions by our company requiring a vote of our stockholders.

     Our directors and executive officers own almost a majority of our outstanding common stock. Accordingly, management is in a position to significantly influence the election of the directors of our company and all other matters that are put to a vote of our stockholders.

                    Risks related to the securities industry

The downturn in the securities markets over the past three years has caused our revenues to decline and has harmed our business.

     Our business, and the securities industry generally, is directly affected by many factors that are beyond our control and that could cause a downturn in the securities markets, including the following factors:

     o    national and international political and economic conditions;

     o    war, terrorism, natural catastrophes and other types of disasters;

     o    broad trends in business and finance;

     o    interest rate levels and changes in interest rate levels;

     o    changes in tax laws; and

     o    changes in government and self-regulatory organization regulations.

     We have experienced a significant market downturn since the Spring of 2000 and it has caused our revenues to decline, resulting in losses.

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Intense competition from existing and new entities may adversely affect our revenues and profitability.

     The securities industry is rapidly evolving, intensely competitive and has few barriers to entry. We expect competition to continue and intensify in the future. Many of our competitors have significantly greater financial, technical, marketing and other resources than us. Some of our competitors also offer a wider range of services and financial products than us and have greater name recognition and a larger client base. These competitors may be able to respond more quickly to new or changing opportunities, technologies and client requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to clients, and adopt more aggressive pricing policies. We may not be able to compete effectively with current or future competitors and the competitive pressures we face may harm our business.

Employee misconduct could harm us and is difficult to detect and deter.

     We run the risk that employee misconduct could occur. Misconduct by employees could include binding us to transactions that exceed authorized limits or present unacceptable risks, or hiding from us unauthorized or unsuccessful activities. This type of misconduct could result in unknown and unmanaged risks or losses. Employee misconduct also could involve the improper use of confidential information, which could result in regulatory sanctions and serious reputational harm. The precautions we take to prevent and detect this activity may not be effective to deter or prevent misconduct.

Failure to comply with net capital requirements could subject us to suspension or revocation by the SEC or suspension or expulsion by the NASD.

     The SEC and the NASD have stringent rules with respect to the maintenance of specific levels of net capital by broker-dealers. Our failure to maintain the required net capital may result in a suspension or revocation of our registration by the SEC or in a suspension or expulsion of our membership by the NASD. A change in the net capital rules, the imposition of new rules or any unusually large charge against net capital could limit our operations that require the extensive use of our capital. A significant operating loss or any unusually large charge against net capital also could adversely affect our ability to expand or maintain our present levels of business, which could harm our business.

                                   Other Risks

Our common stock may be delisted from the Nasdaq SmallCap Market.

     Our common stock currently is quoted on the Nasdaq SmallCap Market. In order to maintain quotation of the common stock on the Nasdaq SmallCap Market, we must meet certain requirements. Generally, we must maintain at least $2.5 million in shareholders' equity. At December 31, 2002, we did not have the minimum amount of shareholders' equity as required by Nasdaq. If we cannot regain compliance with this requirement in the near future, our common stock may be delisted from the Nasdaq SmallCap Market and the market for our common stock may be adversely affected. These consequences include, but are not limited to:

     o    limited availability of market quotations for our common stock;

     o    limited news and analyst coverage;

     o adverse affect on the trading market for and market price of our common stock;

     o adverse affect on our ability to issue additional securities or secure additional financing in the future; and

     o a determination that our common stock is a "penny stock" which will require brokers trading in our common stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock.


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